Exhibit 10.1

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is entered into as of [*], among [*] SoCal, a corporation organized under the laws of California (“SoCal”) located in [*], California, [*] Bank, a California banking corporation (“Bank”), located in [*], California, [*] Capital Fund II L.P., a Delaware limited partnership (“Fund”), and [*] Capital Partners II LLC, the General Partner of Fund and a Delaware limited liability company (the “Partnership”).

R E C I T A L S:

A. SoCal and its wholly-owned subsidiary, the Bank, are acquiring [*] in a merger (the “Merger”) pursuant to an Agreement of Merger and Plan of Reorganization, dated as of January [*], 2007 (the “Merger Agreement”) all in accordance with the terms set forth in the Merger Agreement and applicable law.

B. Immediately after the Effective Time of the Merger, Fund will own a majority of the outstanding shares of SoCal common stock.

C. This execution of this Agreement was an inducement to and a condition to Fund entering into the Merger Agreement.

D. The Parties desire to make certain agreements concerning the management of SoCal and Bank after the Effective Time and the fees to be paid to the Partnership for providing services to SoCal and the Bank.

A G R E E M E N T

IN CONSIDERATION of the premises and mutual covenants hereinafter contained SoCal, the Bank, Fund, and the Partnership agree as follows:

ARTICLE 1

MANAGEMENT OF SOCAL AND BANK

1.1 Chairman. Fund shall cause Mr. Alan Lane or other suitable representative of Fund to serve as chairman of the boards of SoCal and Bank immediately after the Effective Time.

1.2 Election of Independent Directors. At any meeting of shareholders of SoCal at which directors are to be elected, Fund shall, if necessary to ensure the election of the Independent Directors (as such term is defined in the SoCal Bylaws), vote its shares of SoCal common stock in such manner as to effect the election of the Independent Directors. Fund shall also cause SoCal to vote its shares of the Bank and take any other required actions so as to ensure the election of the Independent Directors to the board of directors of the Bank.

ARTICLE 2

OPERATIONS OF SOCAL AND THE BANK

2.1 Services of the Partnership. The Partnership shall provide its monitoring abilities and its management expertise and experience to SoCal and Bank. Such services may include, but not be limited to, regular monitoring of the business of SoCal and the Bank, evaluating and formulating corporate strategy and aiding in its implementation, augmenting management talent through the Partnership’s personnel or contacts, assisting in the evaluation of new geographic or customer markets to expand business and new customer products, identifying and negotiating group purchase discounts, optimizing the capital structure of SoCal and Bank through its contacts in the capital markets, assisting in the training of personnel, and consulting on data processing, compensation planning and branch and site expansion and selection.

ARTICLE 3

FEES AND COMPENSATION TO THE PARTNERSHIP

3.1 Management Fee. In connection with the services to be provided under Section 2.1, Bank shall pay a yearly fee to the Partnership equal to 5% of the Bank’s pre-tax income; provided, however, in no event shall such yearly fee be less than $100,000 nor more than $500,000. Fees will be paid on a quarterly basis as soon as reasonably practicable after the end of each fiscal quarter based upon the financial statements of the Bank relating to such quarter. Pre-tax net income shall be determined in accordance with generally accepted accounting principals.

3.2 Deferral. If as a result of any regulatory or financial disability, any of the fees provided for in Section 3.1 cannot be timely paid, Bank will pay them as soon as such regulatory or financial disability is removed. Until so paid, the amount owed to the Partnership shall bear interest at the Wall Street Journal published prime rate as changed from time to time. Interest payments shall be made to the Partnership monthly unless the regulatory or financial disability prevents such payments. In such event, accrued and unpaid interest shall be paid at the time when the amount of the fee is actually paid.

3.3 Expenses. SoCal and the Bank shall reimburse the Partnership, upon its demand, for all of its reasonable out-of-pocket expenses incurred in connection with its provision of services hereunder. The Partnership shall provide an itemized statement of its expenses and shall make appropriate allocations of such expenses between SoCal and the Bank based upon the relative benefits that each has received as a result of such services. Any expenses reimbursed pursuant to this Section must be in compliance with Section 23B of the Federal Reserve Act.

3.4 Indemnification. SoCal and Bank agree to indemnify the Partnership and Fund and its affiliates (each an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) (collectively “Losses”), incurred by, imposed upon or asserted against any of the Indemnified Parties as a result of relating to or arising out of, any litigation, claims, suits or proceedings to which such Indemnified Party is made a party (other than as a plaintiff) or any penalties, costs, claims, liabilities damages or expenses suffered by such Indemnified Party, in each case arising from or relating to the Merger, this Agreement or the investment by Fund in shares of SoCal Stock or any related transactions or the operations of SoCal or the Bank (and any successor or any of their subsidiaries), except for any such Losses arising on account of such Indemnified Party’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, SoCal and the Bank hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Losses which is permissible under applicable law. Each such Indemnified Party shall be reimbursed for all indemnified Losses as they are incurred; provided, that if a final and non-appealable judicial determination shall be made that such Indemnified Party is not entitled to be indemnified for Losses, such Indemnified Party shall repay to SoCal or the Bank, as the case may be, the amount of such Losses for which SoCal or the Bank, as the case may be, shall have reimbursed such Indemnified Party. Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to any indemnity hereunder for any Loss that relates solely to the decrease in the value of the SoCal common stock. No indemnification shall be permitted hereunder that would be prohibited pursuant to the provisions of Part 359 of the Federal Deposit Insurance Corporation’s regulations.

ARTICLE 4

MISCELLANEOUS

4.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed within that state.

4.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

4.3 Amendments. The provisions of this Agreement may not be amended, modified, waived or terminated without the written consent of each party hereto; provided, however, the provisions of Section 1.2 hereof may only be repealed, altered, amended or rescinded in any respect if the same is approved by the affirmative vote of the holders of not less than 67% of the outstanding shares of SoCal common stock.

4.4 Survival. The termination of this Agreement shall not relieve a party from liability for any breach of this Agreement on or prior to termination. The obligation to make payment of any deferred fees pursuant to Section 3.2 shall survive any termination of this Agreement.

4.5 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent permitted by law; the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.6 Headings. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.7 No Third Party Rights. The Parties expressly acknowledges that the Partnership has been retained solely as an advisor to SoCal and the Bank, and not as an advisor to or agent of any other person, and that the engagement of the Partnership is not intended to confer rights upon any persons not a party hereto (including shareholders, employees or creditors of SoCal or the Bank) as against the Partnership or its affiliates or their respective directors, officers, agents and employees. Any advice provided to SoCal or the Bank by the Partnership pursuant to this Agreement is solely for the information and assistance of their respective executive managements and boards of directors.

WITNESS, the signature of                      SoCal as of the      day of                     , 2007, set by its President and Chief Executive Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

By:		By:
	President & Chief Executive Officer		Secretary

WITNESS, the signature of                      Capital Fund II L.P. as of the      day of                     , 2007, set by its General Partner pursuant to its authority:

By:
General Partner

WITNESS, the signature of                      Capital Partners II LLC, as of the      day of                     , 2007, set by its Manager and its Secretary, pursuant to their authority:

By:		By:
	Manager		Secretary

WITNESS, the signature of                      Bank, as of the      day of                     , 2007, set by its President and Chief Executive Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

By:		By:
	President & Chief Executive Officer		Secretary